Exhibit 10.43

October 25, 2002

Via facsimile transmission to (925) 241-2403
And by Federal Express to:

E-LOAN, Inc.
5875 Arnold Road
Dublin, CA 94568
Attn: Steve Herz

Dear Mr. Herz:

Please consider this letter a Notice of Termination of the Auto Loan Purchase and Sale Agreement (the "Agreement") dated June 5, 2000 between E-LOAN, Inc. (E-LOAN) and AmeriCredit Financial Services, Inc. ("AmeriCredit"). This termination is effective 30 days from the date of this letter.

As you know, §6.21(i) of the Agreement provides in pertinent part:

6.2    Termination. Notwithstanding the foregoing, this Agreement may be terminated as follows:

(i) without cause by either party after expiration of the Initial Term, upon not less than thirty (30) days prior written notice to the other party;

Please be advised that the Confidentiality Provisions of the Agreement survive termination of the Agreement. I reiterate to you that AmeriCredit considers any information related to its' (1) underwriting guidelines, (2) program parameters, or (3) operations to be Confidential Information that must not be shared with any current or future business partner or E-LOAN.

Although the decision to terminate the agreement was based on strategic and competitive reasons, AmeriCredit has enjoyed its partnership with E-LOAN and wishes you and your employees continued success in your future endeavors.

Sincerely,

AmeriCredit Financial Services, Inc.

Georgine Muntz
Senior Vice President - E-Services

c: Edward Giedgowd
     E-LOAN, Inc.
     5875 Arnold Road
     Dublin, CA 94568